UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2014

STR Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34529 (Commission File Number)	27-1023344 (I.R.S. Employer Identification No.)

18 Craftsman Road East Windsor, Connecticut	06088
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 758-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 13, 2014, STR Solar (Hong Kong), Limited, a company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”), which is an indirect subsidiary of STR Holdings, Inc., a Delaware corporation, entered into a Contract Manufacturing Agreement (the “Agreement”) with ZheJiang FeiYu Photo-Electrical Science & Technology Co., Ltd. (“FeiYu”) and Zhejiang Xiesheng Group Co., Ltd., the parent corporation of FeiYu (“Xiesheng,” and together with FeiYu, the “Manufacturer”).

Pursuant to the Agreement, the Company will purchase certain solar encapsulant products manufactured by FeiYu to the Company’s specifications. The Company will supply the Manufacturer with all of the proprietary information and assistance necessary to manufacture the products.

Subject to certain conditions, the Company is subject to an annual target purchase amount from the Manufacturer.  If the Company fails to purchase the annual target amount, either party may terminate the Agreement upon 45 days’ notice without the payment of any penalties or premiums.

The Agreement will continue for a period of two years following the end of a four month evaluation period, as described in the Agreement. The Company may, at its sole discretion, elect to terminate the Agreement by delivering written notice to Manufacturer at any time prior to 30 days following the end of the evaluation period. The Company or the Manufacturer may also terminate the Agreement upon the occurrence of certain specified events.

This summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2014
STR Holdings, Inc.

	By:	/s/ ALAN N. FORMAN
Alan N. Forman
Senior Vice President and General Counsel